Exhibit 99.1

Creative Computer Applications, Inc. Reports Results of Operations for
           the Third Fiscal Quarter Ended September 30, 2005

    CALABASAS, Calif.--(BUSINESS WIRE)--Nov. 14, 2005--Creative Computer Applications, Inc. or CCA (AMEX:CAP), a provider of Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and radiology departments, announced today the results of operations for its third fiscal quarter and nine-month period ended September 30, 2005.
    Sales for the third fiscal quarter ended September 30, 2005 were $1,727,672 compared to sales of $2,285,208 for the comparable quarter ended September 30, 2004. The Company incurred a net loss of $1,073,152 or $.31 basic and diluted earnings per share, for the current fiscal quarter, compared to income of $312,066, or $.09 basic and diluted earnings per share, for the comparable quarter ended September 30, 2004.
    Sales for the nine-month period ended September 30, 2005 were $5,108,967 compared to sales of $6,038,902 for the comparable nine-month period one year ago. The Company incurred a net loss of $1,498,654 or $.44 basic and diluted loss per share, for the current nine-month period, compared to net income of $448,877, or $.14 basic and $.13 diluted earnings per share, for the comparable nine-month period one year ago. Included in the net loss for the quarter and nine month period is an adjustment of $793,877 to the Company's deferred tax asset.
    Steven M. Besbeck, President and CEO, stated, "CCA's results of operation for our third fiscal quarter over the comparable period were impacted by continued legal, accounting, consultant, and other expenses associated with our pending merger with StorCOMM, Inc., and a reduction in sales primarily attributable to an unanticipated turnover in our sales department. As previously announced, we appointed a new Vice President of Sales effective July 1, 2005 and have now recruited a new sales force.
    "Since the beginning of fiscal year 2005, we have been involved in activities related to the proposed merger with StorCOMM. We originally anticipated that the merger would be completed in the summer of 2005. However, due to a number of factors, the merger completion date was extended and we now expect it to close on or about November 21, 2005, subject to shareholder approval. In order to mitigate the delays in completing the merger and put the combined company in the best position to immediately execute its integration plan and launch new products following the merger, we determined it was in the best interests of the Company to proceed with the development of its integration plan with StorCOMM prior to the completion of the merger. This required significant investment in infrastructure and product development. This investment has been financed through the utilization of working capital and short-term borrowings, which we anticipate repaying once the merger and the private placement of $3,000,000 in common stock and warrants are consummated. The costs associated with this investment have been expensed as incurred, which increased the operating expenses of CCA during the current quarter and nine-month period ended September 30, 2005, and is more fully discussed in our quarterly report on Form 10QSB. While some of these expenses are non-recurring, others including the addition of key personnel in product management, regulatory affairs, and product development, which we considered be essential additions to management in order to assure the success of the Company's integration strategy.
    "The operating losses incurred by the Company during the nine-month period ended September 30, 2005 were primarily a result of expenses incurred in connection with the proposed merger with StorCOMM and the related integration plan. Due to the accumulated net losses incurred by the Company, we have established an additional valuation allowance against our net deferred tax asset. Management anticipated the net deferred tax asset would have been eliminated in any case as a result of the accounting for the purchase transaction upon the completion of the merger as described in the Company's registration statement on Form S-4 filed on October 3, 2005."


                 Creative Computer Applications, Inc.
                     Operating Results (Unaudited)

                         Three Months Ended       Nine Months Ended
                       ----------------------- -----------------------
                        September   September   September   September
                         30, 2005    30, 2004    30, 2005    30, 2004
                       ----------- ----------- ----------- -----------

Net Sales and Service
 Revenues              $1,727,672  $2,285,208  $5,108,967  $6,038,902
Gross Margin              919,001   1,456,126   2,651,035   3,426,718
Operating Income
 (Loss)                  (279,159)    427,447    (706,042)    564,085
Provision for Income
 Taxes                    793,877     117,763     793,877     117,763
Net Income (Loss)      (1,073,152)    312,066  (1,498,654)    448,877
Basic Earnings (Loss)
 Per Share                   (.31)        .09        (.44)        .14
Diluted Earnings
 (Loss) Per Share            (.31)        .09        (.44)        .13

Average Shares
 Outstanding (Basic)    3,465,900   3,318,900   3,401,011   3,318,900
             (Diluted)  3,465,900   3,369,832   3,401,011   3,405,437


    About Creative Computer Applications, Inc.

    CCA is a healthcare information technology and service provider that provides software and browser-based solutions, specializing in Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and imaging departments. Its primary products, CyberLAB(R), CyberMED(R) and CyberRAD(R) are highly functional, scalable, and can be deployed in a variety of healthcare settings. CCA's systems are deployed in more than 500 sites. For more information about CCA, its products and services, visit http://www.ccainc.com/

    Safe Harbor Statement

    This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for CCA's markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. Factors that could cause CCA's actual results to differ materially from these forward-looking statements include among others: whether the merger with StorCOMM will be completed; if the merger is completed, whether the combined company will realize the potential benefits of the merger; the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts such as those described about CyberLAB 7.0; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the products offered by CCA; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

    CONTACT: Creative Computer Applications, Inc.
             Steven M. Besbeck, 818-880-6700 X-252